Exhibit 10.3

AMENDED AND RESTATED
STATE STREET CORPORATION
SUPPLEMENTAL CASH INCENTIVE PLAN

Effective as of January 1, 2014

TABLE OF CONTENTS

ARTICLE I Name, Purpose and Definitions		1
1.1	Name and Effective Date	1
1.2	Status of Plan	1
1.3	Definitions.	1
ARTICLE II Participation And Vesting		2
2.1	Eligibility to Participate	2
2.2	Vesting Date	3
2.3	Termination of Participation	3
ARTICLE III Awards and Distribution		3
3.1	Awards; Award Provisions	3
3.2	Accounts; Notional Tracking Options	3
3.3	Form of Payment	4
3.4	Timing of Payment	4
3.5	Treatment of Awards following Separation of Service	4
3.6	Forfeiture of Awards	4
3.7	Special Rules	4
3.8	Rehire	5
3.9	Certain Tax Matters	5
3.1	Distribution of Taxable Amounts	5
ARTICLE IV Administration of Plan		5
4.1	Plan Administrator	5
4.2	Outside Services	6
4.3	Indemnification	6
ARTICLE V Amendment, Modification and Termination		6
5.1	Amendment; Termination	6
ARTICLE VI Miscellaneous Provisions		7
6.1	Source of Payments	7
6.2	No Warranties; No Liability	7
6.3	Inalienability of Benefits	7
6.4	Reclassification of Employment Status	7
6.5	Application of Local Law	7
6.6	Expenses	7
6.7	No Right of Employment	8
6.8	Headings	8
6.9	Construction	8

ARTICLE I
Name, Purpose and Definitions

1.
Name and Effective Date. The Plan sets forth the terms of the Amended and Restated State Street Corporation Supplemental Cash Incentive Plan effective January 1, 2014. All benefits under the Plan shall be subject to the terms and conditions of this Plan document.

2.
Status of Plan. The Plan has been established for the purpose of rewarding, retaining and motivating Participants for services and performance during the period from the date of grant of an Award to the date of vest of an Award. The Plan is intended to be a bonus plan which is not subject to ERISA. The provisions of the Plan are intended to comply with the requirements applicable to a “nonqualified deferred compensation plan” under Code section 409A and the regulations thereunder and shall be interpreted and administered consistent with that intent.

3.	Definitions. When used herein, the following words shall have the meanings indicated below.

(a)
“Award” means that portion of the cash bonus awarded to an Eligible Employee under the Company’s Incentive Compensation Plan, or any other cash award to an Eligible Employee, that the Plan Administrator determines, in its discretion, is to be paid in accordance with the terms of this Plan.

(b)	“Award Agreement” means the document established pursuant to Section 3.1(b).

(c)
“Beneficiary” means the person or persons designated by the Participant in writing, subject to such rules as the Plan Administrator may prescribe, to receive benefits under the Plan in the event of the Participant’s death. In the absence of an effective designation at the time of the Participant’s death, the Participant’s Beneficiary shall be his or her surviving spouse or domestic partner as determined by the Plan Administrator in its discretion in accordance with its policies, or, if the Participant has no surviving spouse or domestic partner, then the Participant’s estate.

(d)	“Code” means the Internal Revenue Code of 1986, as amended, and its implementing regulations from time to time.

(e)	“Company” means State Street Corporation, its subsidiaries and affiliates as determined by the Plan Administrator in its sole discretion.

(f)	“Committee” means the Executive Compensation Committee of the Board of Directors of State Street Corporation.

(g)	“Disabled” means, for any Participant, that the Participant, as determined in the sole discretion of the Plan Administrator:
is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 6 months under an accident and health plan covering employees of the Employer.

(h)	“EIP” means the 2006 Equity Incentive Plan, as may be amended and in effect from time to time, or successor equity incentive plan of the Company

(i)	“Eligible Employee” means any employee of an Employer.

(j)
“Employer” means any or all, as the context requires in order to refer to the employing entity of a Participant, of State Street Corporation and any other entity (or branch) that would be treated as a member of the same controlled group of corporations, or as trades or business under common control, with State Street Corporation, under Code sections 414(b) and (c).

(k)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and its implementing regulations from time to time.

(l)
“Incentive Compensation Plan” means the annual incentive compensation plan under which an Eligible Employee receives a cash award, currently either the Incentive Compensation Plan or the Senior Executive Annual Incentive Plan.

(m)	“Participant” means an Eligible Employee who has an unpaid Award under the Plan.

(n)	“Plan” means this Amended and Restated State Street Corporation Supplemental Cash Incentive Plan, as from time to time amended and in effect.

(o)	“Plan Administrator” means the Plan Administrator appointed pursuant to Section 4.1.

(p)
“Release of Claims” means contractual documentation releasing the Company and the Employer, to the maximum extent permitted by applicable law, from all contractual and statutory claims a Participant has, or may have, in connection with his or her employment, engagement or termination thereof.

(q)
“Retirement Eligible” means an Eligible Employee is age 55 or older and has completed five (5) or more years of service with the Company. For this purpose, years of service shall be determined using Company records in a consistent manner by the Plan Administrator in its sole discretion.

(r)
“Restrictive Covenant” means any confidentiality, non-solicitation, non-competition, non-disparagement, post-employment cooperation or notice provision that the Participant agrees to or has agreed to with the Employer, including but not limited to the restrictions contained in the Award Agreement, any employment agreement or offer letter, equity award agreement, change in control employment agreement or required as a condition to entitlement to payment under any executive supplemental retirement plan.

(s)
“Separation from Service” means a separation from service, within the meaning of Treas. Regs. §1.409A-1(h), with all Employers that would be treated as a single employer with State Street Corporation under the first sentence of Treas. Regs. §1.409A-1(h)(3).

(t)	“Vest,” “vesting,” and terms of similar import refer to the Participant’s right to payment under an Award becoming non-forfeitable.

(u)
“Written” “in writing” and similar terms. To the extent permitted by the Plan Administrator, the terms “written,” “in writing,” and terms of similar import shall include communications by electronic media.

ARTICLE II
Participation And Vesting

1.	Eligibility to Participate. An Eligible Employee shall become a Participant when issued an Award payable under the terms of this Plan.

2.	Vesting Date. Each Award shall vest as specified in the Award Agreement or accompanying statement at the time of the issuance of the Award.

3.	Termination of Participation. Participation in the Plan shall end when all Awards issued to a Participant are either distributed or forfeited consistent with the terms of this Plan.

ARTICLE III
Awards and Distribution

1.	Awards; Award Provisions.

(a)
Awards shall be issued to Eligible Employees (other than executive officers of the Company) as determined by the Committee or the Plan Administrator in its sole discretion. Awards may be issued to Eligible Employees who are executive officers of the Company by the Committee in its sole discretion.

(b)
The Plan Administrator will determine the terms of all Awards, subject to the limitations set forth herein, including without limitation the time or times at which an Award will vest. Without limiting the foregoing, the Plan Administrator may at any time accelerate the vesting of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. The Plan Administrator will document each Award with a written agreement that may set forth specific terms applicable to the Award, including without limitation forfeiture conditions in addition to those specified in Section 3.6, performance criteria, notional tracking designations as described in Section 3.2 and such other provisions, as may determined by the Plan Administrator in its sole discretion.

2.
Accounts; Notional Tracking Options. The Plan Administrator shall establish for each Participant a bookkeeping account together with such sub-accounts as the Plan Administrator may determine are needed or appropriate to reflect interest provided for in the Participant’s Award and/or adjustments for notional (hypothetical) investment experience as described in this Section 3.2. The Plan Administrator may in its discretion designate for purposes of the Plan one or more funds (each, a “tracking fund”) and may allocate the amount of each Award made under the Plan in whole or in part among such tracking funds. The Plan Administrator may also provide a Participant with the discretion to elect to allocate the amount of any Award made under the Plan in whole or in part among such tracking funds. In the absence of an affirmative allocation by a Participant, the Plan Administrator may designate a default tracking fund and allocate the amount of any Award made under the Plan in whole or in part to such tracking fund. Amounts allocated under the Plan to a tracking fund shall be treated as though notionally invested in that tracking fund. The Plan Administrator shall periodically adjust Participant accounts to reflect increases or decreases attributable to these notional investments. The Plan Administrator shall adjust accounts to reflect the notional reinvestment of an amount equivalent to any cash dividends or other cash distributions from a tracking fund. The Plan Administrator may at any time and from time to time eliminate or add tracking funds or substitute a new fund for an existing tracking fund, including with respect to balances already notionally invested under the Plan. The Plan Administrator may, but need not, direct the purchase of securities or other investments with characteristics similar to the tracking funds, but any such securities or other investments shall remain part of the Company’s general assets unless held in a trust described in Section 6.1 in a manner not inconsistent with the requirements of Section 409A(b) of the Code. By his or her acceptance of an Award under the Plan, a Participant agrees, on his or her behalf and on behalf of his or her Beneficiaries, that none of the Company, any Employer, the Committee, the Plan Administrator, or any of their delegates, agents or representatives, shall be liable for any losses or damages of any kind relating to the allocation of an Award to any tracking fund or funds under the Plan.

3.	Form of Payment. All payments under this Plan will be made in cash out of the Company’s general corporate assets.

4.
Timing of Payment. The amount of any payment due under an Award shall be determined on the vesting date of such payment and, subject to satisfaction of all conditions of this Plan and the Award Agreement, shall be made to the Participant as soon as administratively feasible following the vesting date, but in no event later than 30 days following the vesting date.

5.	Treatment of Awards following Separation of Service. Following Separation from Service:

(a)	A Participant shall continue to vest in any outstanding Award, subject to Section 3.6, if such Participant:
is Retirement Eligible at the time of the Separation from Service; or
is involuntarily terminated for reasons other than gross misconduct as determined by the Plan Administrator in its sole discretion and the Participant executes a Release of Claims in a form satisfactory to the Plan Administrator.

(b)	Upon the Participant’s death or becoming Disabled, the Participant shall vest in accordance with Section 3.7.

(c)	Except as provided otherwise in Section 3.7, vesting post-separation, where applicable, shall continue in accordance with the vesting schedule specified at the time of the issuance of the Award.

6.	Forfeiture of Awards. A Participant shall forfeit all Awards and all amounts due under any Awards if:

(a)	He or she has a Separation from Service which meets the terms of Section 3.5 but fails to comply with any Restrictive Covenant without the prior written consent of the Plan Administrator;

(b)
He or she has a Separation from Service on a voluntary basis (other than for Good Reason on or prior to the first anniversary of a Change in Control, each as defined in the EIP) and is not Retirement Eligible; or

(c)
He or she has a Separation from Service by the Employer and such Separation from Service is classified as being for gross misconduct as determined by the Employer in its sole discretion (even if the Participant is Retirement Eligible at the time of such Separation from Service for gross misconduct).

7.	Special Rules.

(a)
Payments on account of Disability. If the Participant is determined to be Disabled, the Award shall become vested in full and the balance of a Participant’s Award, if any, shall be distributed in a single lump sum cash payment to the Participant or the Participant’s Beneficiary or Beneficiaries as soon as practical following the date on which the Participant becomes Disabled but in no event later than 30 days following such date.

(b)
Payment upon death. Following a Participant’s death, the Award shall become vested in full and the balance of a Participant’s Award, if any, shall be distributed in a single lump sum cash payment to the Participant’s Beneficiary or Beneficiaries as soon as practical following the date of the Participant’s death but in no event later than 30 days following such date.

(c)
Payment upon a change in control of State Street Corporation. If, on or prior to the first anniversary of the consummation of the Change in Control (as defined in the EIP), the Participant’s employment with the Company is terminated for Good Reason (as defined in the EIP) by the Participant or is terminated without Cause (as defined in the EIP) by the Company, any Award awarded on or after February 20, 2014 shall become fully vested on the date of such termination and the balance of the Award, if any, shall be distributed in a single lump sum payment to the Participant as soon as practical following the date of such termination but in no event later than 30 days following such date. For purposes of this Section 3.7(c), termination of employment shall mean a “separation from service” as determined in accordance with Treasury Regulation Section 1.409A-1(h).

8.	Rehire. No Award that was forfeited shall be reinstated in the event a Participant who has a Separation from Service is subsequently rehired.

9.
Certain Tax Matters. All payments under the Plan shall be subject to reduction for applicable tax and other legally or contractually required withholdings. The distribution of any vested portion of an Award subject to Section 409A of the Code will not be accelerated or deferred unless specifically permitted or required under Section 409A of the Code. Solely to the extent that a distribution in connection with an Award subject to Section 409A of the Code would be paid pursuant to the terms of this Plan or any Award on account of the Participant’s “Separation from Service” as defined under Section 409A of the Code and the Participant is a “specified employee” as defined under Section 409A, any distribution that otherwise would be paid during the six-month period following such separation from service shall be delayed until the date that is six months and one day after such “Separation from Service.” Any remaining distributions that otherwise would be paid after such six-month period shall be paid at the time set forth in this Plan or any Award. It is intended that each installment of the payments provided under the Plan is a separate “payment” for purposes of Section 409A. In any event, State Street Corporation makes no representations or warranty and will have no liability to any Participant or any other person if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

10.
Distribution of Taxable Amounts. Notwithstanding the foregoing, if any portion of a Participant’s Award is determined by the Plan Administrator to be includible, by reason of Section 409A of the Code, in a Participant’s or Beneficiary’s income, such portion shall be paid by the Employer (or by the Employers, on an allocated basis determined by the Plan Administrator) to such Participant or Beneficiary.

ARTICLE IV
Administration of Plan

1.
Plan Administrator. Except with respect to any authority the Committee retains for itself to act as Plan Administrator with respect to some or all of the Participants and/or some or all of the provisions of the Plan and except as the Committee may otherwise determine, the Plan Administrator shall be either or both of (i) the Executive Vice President-Chief Human Resources and Citizenship Officer as from time to time in office, and his or her delegates, and (ii) the Senior Vice President-Head of Global Total Rewards. The Plan Administrator shall have complete discretionary authority to interpret the Plan and to decide all matters under the Plan, including decisions regarding any claim for benefits under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. However, no individual acting, directly or by delegation, as the Plan Administrator may determine his or her own rights or entitlements under the Plan. The Plan Administrator shall establish such rules and procedures, maintain such records and prepare such reports as it considers necessary or appropriate to carry out the purposes of the Plan. The Plan Administrator may delegate to such employees or other persons as it determines such of its duties or responsibilities as it deems appropriate.

2.
Outside Services. The Plan Administrator may engage counsel and such clerical, financial, investment, accounting, and other specialized services as the Plan Administrator may deem necessary or appropriate in the administration of the Plan. The Plan Administrator shall be entitled to rely upon any opinions, reports, or other advice furnished by counsel or other specialists engaged for that purpose and, in so relying, shall be fully protected in any action, determination, or omission made in good faith.

3.
Indemnification. To the extent permitted by law and not prohibited by its charter and by-laws, State Street Corporation will indemnify and hold harmless every person serving (directly or by delegation) as Plan Administrator and the estate of such an individual if he or she is deceased from and against all claims, loss, damages, liability and reasonable costs and expenses incurred in carrying out his or her responsibilities as Plan Administrator, unless due to the gross negligence, bad faith or willful misconduct of such individual; provided, that counsel fees and amounts paid in settlement must be approved by State Street Corporation; and further provided, that this Section 4.3 will not apply to any claims, loss, damages, liability or costs and expenses which are covered by a liability insurance policy maintained by State Street Corporation or by the individual. The provisions of the preceding sentence shall not apply to any corporate trustee, insurance company, investment manager or outside service provider (or to any employee of any of the foregoing) unless the Company otherwise specifies in writing.

ARTICLE V
Amendment, Modification and Termination

1.
Amendment; Termination. By action of the Committee or its delegate, the Company reserves the absolute right at any time and from time to time to amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan; provided that any distributions upon a termination and liquidation of the Plan shall be done in accordance with the requirements of Treas. Regs. § 1.409A-3(j)(4)(ix); provided, further, that except as otherwise expressly provided in the Plan, the Committee may not, without the Participant’s consent, alter the terms of an outstanding Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Committee expressly reserved the right to do so at the time of the Award. In addition, subject to the other provisions of this Section 5.1, the Plan Administrator shall have the authority at any time and from time to time to make amendments to the Plan or outstanding Awards (in general or with respect to one or more individual Participants or Beneficiaries) that do not materially increase the financial obligations of the Company.

ARTICLE VI
Miscellaneous Provisions

1.
Source of Payments. All payments hereunder to Participants and their Beneficiaries shall be paid from the general assets of the Company, including for this purpose, if the Company in its sole discretion so determines, assets of one or more trusts established to assist in the payment of benefits hereunder. Any trust established pursuant to the preceding sentence shall provide that trust assets remain subject to the Company’s general creditors in the event of insolvency or bankruptcy and shall otherwise contain such terms as are necessary to ensure that they do not constitute a “funding” of the Plan for purposes of the Code.

2.
No Warranties; No Liability. Neither the Plan Administrator nor any Employer warrants or represents in any way that the value of a Participant’s Award will increase or not decrease. No individual acting as a director, officer, employee or agent of the Company will be liable to a Participant, Beneficiary or any other person for any action, including any Award forfeiture or discretionary action taken pursuant to this Plan, an Award Agreement or any related implementing policy or procedure of the Company.

3.
Inalienability of Benefits. Except as required by law, no benefit under, or interest in, the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void.

4.
Reclassification of Employment Status. Notwithstanding anything herein to the contrary, an individual who is not characterized or treated as a common law employee by an Employer shall not be eligible to participate in the Plan notwithstanding any determination of employee status by the Internal Revenue Service, a court of competent jurisdiction or otherwise.

5.
Application of Local Law. Participation in the Plan and the issuance and payment of any Award under the Plan shall be subject to any special terms and conditions for the Participant’s country of residence (and country of employment, if different), as may be set forth in an addendum to an Award Agreement or otherwise in writing. The Plan Administrator reserves the right to impose other requirements on participation in the Plan, to the extent the Plan Administrator, in its sole discretion, determines that such other requirements are necessary or advisable in order to comply with local law. To the extent a court or tribunal of competent jurisdiction determines that any provision of the Plan is invalid or unenforceable, in whole or in part, the Plan Administrator, in its sole discretion, shall have the power and authority to revise or strike such provision to the extent necessary to make it and the other provisions of the Plan valid and enforceable to the full extent permitted under local law. In the case of a Participant who is a local national of and employed in a country that is a member of the European Union, the grant of the Award and the terms and conditions governing the Award are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent a court or tribunal of competent jurisdiction determines that any provision of the Award is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make the provision and the Award valid and enforceable to the full extent permitted under local law.

6.	Expenses. The Employer shall pay all costs and expenses incurred in operating and administering the Plan.

7.	No Right of Employment. Nothing contained herein, or any action taken under the provisions hereof, shall be construed as giving any Participant the right to be retained in the employ of an Employer.

8.	Headings. The headings of the sections in the Plan are placed herein for convenience of reference, and, in the case of any conflict, the text of the Plan, rather than such heading, shall control.

9.	Construction. The Plan shall be construed, regulated, and administered in accordance with the laws of the Commonwealth of Massachusetts and applicable federal laws.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer on the 20th day of February, 2014.

STATE STREET CORPORATION

By:	/s/ Alison A. Quirk
Alison A. Quirk
Executive Vice President - Chief
Human Resources and Citizenship Officer

State Street Corporation DEFERRED VALUE AWARD
AGREEMENT FOR 2014 (US Employees-Regulatory)

Your Employer has awarded you a right to receive cash payments on the vesting dates stated in your Award information on the Fidelity website, contingent on and subject to the terms and conditions of the State Street Corporation Supplemental Cash Incentive Plan (the Plan) and this Award Agreement. A copy of the Plan is attached hereto for your reference.

         Terms & Conditions Continued
Any amount remaining to be paid in respect of the Award may, in the sole discretion of the Committee, be reduced or cancelled, in the event that it is determined by the Committee that your actions exposed the Business to inappropriate risk or risks (including where you failed to timely identify, analyze, assess or raise concerns about such risk or risks, where it was reasonable to expect you to do so), and such exposure has resulted or could reasonably be expected to result in a material loss or losses that are or would be substantial in relation to the revenues, capital and overall risk tolerance of the Business. The Business shall mean State Street Corporation, on a consolidated basis, or, to the extent you devote substantially all of your business time to a particular business unit (e.g., GSA, GSI, GA, GM or GX) or business division (e.g., AIS, Securities Lending, etc.), Business shall refer to such business unit or business line. This provision is intended to comply with and meet the requirements of applicable banking regulations and regulatory guidance on incentive compensation, including but not limited to that of the Board of Governors of the United States Federal Reserve System and the UK Financial Conduct Authority/Prudential Regulatory Authority, and will be interpreted and administered accordingly. In the event that under any of the foregoing banking regulation or regulatory guidance the Committee is required to reduce or cancel any amount remaining to be paid with respect to any Award, it shall, in its sole discretion, be authorized to do so. For the purposes hereof, in exercising its discretion, the Committee shall take into account all factors that it deems appropriate or relevant. Furthermore, the Committee may, in its sole discretion, take any and all actions it deems necessary or appropriate, as permitted by applicable law, to implement the intent of this provision.

The Plan has been established for the purpose of rewarding, retaining and motivating Participants for services and performance during the period from the grant of the Award to the date of the vesting of the Award.

To be entitled to any payment under the Award, you must accept your Award and in so doing agree to comply with the Plan and this Award Agreement. Failure to accept the Award within 60 days following the posting of this Agreement on the Fidelity website will result in forfeiture of the Award. Should the end of this period fall on a non-business day, this period shall extend until the next succeeding business day.

Terms & Conditions
The provisions of the Plan are incorporated into this Agreement by reference, and all terms used herein shall have the meaning given to them in the Plan. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control.

Awards under the Plan are completely discretionary. The grant of the Award is a one-time benefit and does not create any contractual or other right to receive an award or benefits in lieu of an award in the future.

Your Award is subject to the forfeiture provisions contained in the Plan. Specifically, any unvested portion of an Award will be forfeited if you:
Fail to comply with any Restrictive Covenant you agree to or have agreed to with the Company;
Terminate with the Company on a voluntary basis and are not Retirement Eligible;
Are terminated by the Company for gross misconduct as determined by the Company in its sole discretion; or
Fail to execute a Release of Claims following an involuntary termination of your employment by the Company for reasons other than gross misconduct.
In the event your employment ends and you are subsequently rehired by State Street, no Award previously forfeited will be reinstated.
Your participation in the Plan is voluntary. The value of the Award is an extraordinary item of compensation, and the Award is not part of your normal or expected compensation for purposes of calculating any severance, pension, retirement benefits or any other payments.

Terms & Conditions Continued	Terms & Conditions Continued
If you are a member of the State Street Corporation Management Committee at the time the Award is made, any amount to be paid in respect of the Award may, in the sole discretion of the Committee, be reduced or canceled, in whole or in part, in the event that it is determined by the Committee that: (a) you engaged in fraud, gross negligence or any misconduct that was materially detrimental to the interests or business reputation of the Company or any of its businesses; or (b) as a result of a material financial restatement or miscalculation or inaccuracy in the determination of performance metrics, financial results or other criteria, you would have received a smaller or no Award hereunder. The Award also is subject to any compensation recovery or similar requirements under applicable law and related implementing regulations and related implementing Company policies in effect from time to time. For the purposes hereof, in exercising its discretion, the Committee shall take into account all factors that it deems appropriate or relevant. Furthermore, the Committee may, in its sole discretion, take any and all actions it deems necessary or appropriate, as permitted by applicable law, to implement the intent of this provision.

You acknowledge and agree that it is your express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award, be drawn up in English. If you have received the Agreement, the Plan or any other documents related to the Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

100% of the Award will be allocated to and will be treated as though notionally invested in the SSgA Prime Money Market Fund. The earnings credited will vary based on the actual performance of the money market, however, there is no ownership interest in the SSgA Prime Money Market Fund or any other actual investment. Earnings will generally result in the credit of additional notional units as the money market fund is managed to a $1.00 unit share price. However, Past performance is no guarantee of future performance and the fund unit value can decline below $1.00.

The Company may, in its sole discretion, decide to deliver any documents related to the Award by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company, Equity Administrator or another third party designated by the Company. By accepting this Award electronically, you will be deemed to have acknowledged and agreed that you are bound by the terms of this Agreement and the Plan, and it shall be deemed to have been accepted by the Company

You acknowledge and agree, on your behalf and on behalf of your Beneficiaries, that none of the Company or its agents or representatives shall be liable for any losses or damages of any kind, including notional investment losses, relating to the allocation of the Award to any SSgA tracking fund or other notional investment under the Plan.

This Agreement constitutes the complete understanding and agreement between the parties to this Agreement with respect to the Award, and supersedes and cancels any previous oral or written discussions, agreements or representations regarding the Award.

Payment will be made as soon as feasible on or after the vesting date, and in any event within 30 days following the vesting date. Local taxes will be withheld as required and the net remaining value will be deposited as USD cash into the default cash fund in your individual Fidelity account. The default cash fund in your individual Fidelity account pays interest at prevailing rates and can be sold at any time.